Exhibit 10(l)

                                                           As amended through
                                                             February 5, 1996

                              XEROX CORPORATION
                 1989 DEFERRED COMPENSATION PLAN FOR DIRECTORS
                       1996 AMENDMENT AND RESTATEMENT


     Preamble.     This Plan is a private unfunded nonqualified deferred
compensation arrangement for Directors and all rights shall be governed by and construed in accordance with the laws of New York, except where preempted by federal law. It is intended to provide a vehicle for setting aside funds for retirement.

     Section 1. Effective Date. The original effective date of the Plan is January 1, 1989. The effective date of this amendment and restatement is May 16, 1996.

     Section 2. Eligibility. Any Director of Xerox Corporation (the "Company") who is not an officer or employee of the Company or a subsidiary of the Company is eligible to participate in the Plan. A participant who terminates an election to defer receipt of compensation is not eligible to participate again in the Plan until twelve months after the effective date of such termination.

     Section 3. Deferred Compensation Account. There shall be established for each participant a deferred compensation account.

     Section 4.     Amount of Deferral.

     (a) A participant may elect to defer receipt of all or a specified part, expressed either in terms of a fixed dollar amount or a percentage, of the cash compensation otherwise payable to the participant for serving on the Company's Board of Directors or committees of the Board of Directors. Any amount deferred is credited to the participant's deferred compensation account on the date such amount is otherwise payable.

     (b) In addition to the foregoing, there shall be credited to the deferred compensation accounts of each person who is serving as a Director on May 15, 1996 a sum computed by the Company as the present value of his or her accrued benefit under the Company's Retirement Income Plan For Directors, if any, as of such date and each such Director shall be given notice of such amount. The amount so computed shall be final and binding on the Company and each such Director. Within 30 days of giving such notice, each such Director shall make an election on a form provided by the Company as to the hypothetical investment of such amount and the payment methods as permitted under Sections 6 and 8 hereof as in effect on such date under the administrative rules adopted by the Administrator.

     Section 5. Time of Election to Defer. The election to defer will be made prior to the individual's commencement of services as a Director for amounts to be earned for the remainder of the calendar year. In the case of an individual currently serving as a Director, the election to defer must be made prior to December 31, of any year for amounts to be earned in a subsequent calendar year or years. An election to totally terminate deferrals may be made at any time prior to the relevant payment date.

     Section 6. Hypothetical Investment. Deferred compensation is assumed to be invested, without charge, in the Balanced Fund, Income Fund, U.S. Stock Fund, International Stock Fund, Small Company Stock Fund or Xerox Stock Fund (the "Funds") established under the Xerox Corporation Profit Sharing and Savings Plan (the "Profit Sharing Plan") as elected by the participant; provided, however, that the Administrator, as hereinafter defined, shall have the right from time to time, without adversely affecting participants' accruals in deferred compensation accounts, to substitute for the Income Fund other hypothetical fixed return investments for the deferred compensation.

     Elections to make hypothetical investments in any one or more of the Funds shall be subject to administrative rules adopted by the Administrator from time to time.

     No shares of Xerox stock will ever actually be issued to a participant under the Plan.

     Section 7. Value of Deferred Compensation Accounts and Installment Payments. The value of each participant's deferred compensation account shall reflect all amounts deferred, and gains and losses from the hypothetical investments, and shall be determined on the last day of each month (the "Valuation Dates"). Hypothetical investments in the Profit Sharing Plan shall be valued as of the valuation date under such Plan coincident with or last preceding the Valuation Date under this Plan. The value of hypothetical investments not made under the Profit Sharing Plan shall be determined as of each Valuation Date by the best information available to the Administrator.

     Section 8. Manner of Electing Deferral. A participant may elect to defer compensation by giving written notice to the Administrator on a form provided by the Company, which notice shall include (1) the amount and/or percentage to be deferred; (2) if more than one is offered under the Plan, the hypothetical investment applicable to the amount deferred; (3) the number of installments for the payment of the deferred compensation; and (4) the date of the first installment payment. A participant may elect a single method of payment for (A) termination of service as a Director, (B) death, (C) disability or (D) while still in service as a Director, or separate methods of payment for each of these events, provided, however, that the amount credited to deferred compensation accounts under Section 4(b) shall not be payable while in service as a Director. The Administrator may adopt rules of general applicability regarding commencement and duration of payments under the Plan which may be elected by participants.

     Section 9. Payment of Deferred Compensation. No withdrawal may be made from the participant's deferred compensation account, except as provided under this Section and Sections 10 and 11.

     The value of a participant's deferred compensation account is payable in cash in annual installments on February 15 or August 15 following the first occurrence of one of the events elected under Section 8 or following a fixed period after one of such events based on the value of the participant's deferred compensation account as of the second preceding Valuation Date.

     Unless otherwise elected by a participant with the written approval of the Administrator, payments of deferred compensation shall be made pursuant to the following formula: the amount of the first payment shall be a fraction of the value of the participant's deferred compensation account on the second preceding Valuation Date, the numerator of which is one and the denominator of which is the total number of installments elected, and the amount of each subsequent payment shall be a fraction of the value on the second Valuation Date preceding each subsequent payment date, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid. There shall be added to each payment determined in accordance with the foregoing, imputed interest for a period of one month at the same annual rate credited to accounts invested in the Income Fund under the Profit Sharing Plan for the month of December or June, as the case may be. Any other payment method selected with the written approval of the Administrator must in all events provide for payments in substantially equal installments.

     Section 10.     Acceleration of Payment for Hardship.

     (a) For Hardship. Upon written approval from the Board of Directors, a participant may be permitted to receive all or part of his accumulated benefits if, in the discretion of the Board of Directors, it is determined that an emergency event beyond the participant's control exists and which would cause such participant severe financial hardship if the payment of his benefits were not approved. Any such distribution for hardship shall be limited to the amount needed to meet such emergency. A participant who makes a hardship withdrawal cannot reenter the Plan for twelve months after the date of withdrawal.

     (b) Upon a Change in Control. Within 5 days following the occurrence of a change in control of the Company (as hereinafter defined), each participant shall be entitled to receive a lump sum payment equal to the value of his deferred compensation account. For purposes hereof, a "change in control of the Company" shall be deemed to have occurred if (A) any "person", as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, including for this purpose any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in this Section) whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

     Section 11. Other Penalized Withdrawals. Notwithstanding the provisions of Sections 9 and 10, a participant may be permitted to receive all or part of his accumulated benefits at any time provided that (A) the Administrator approves such distribution in his or her sole discretion, and
(B) the participant forfeits a portion of his account balance equal to a percentage of the amount distributed. The percentage reduction shall be the greater of (A) six percent, or (B) a percentage equal to one-half of the prime interest rate, as determined by the Administrator.

     Section 12. Time Of Hypothetical Investment. The amount in the participant's deferred compensation account as of each Valuation Date which has not been previously deemed invested shall be deemed invested in a hypothetical investment on such date, based on the value of the hypothetical investment on such date.

     Section 13. Participant's Rights Unsecured. The benefits payable under this Plan shall be unfunded. Consequently, no assets shall be segregated for purposes of this Plan and placed beyond the reach of the Company's general creditors. The right of any participant to receive future installments under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

     Section 14. Statement of Account. Statements will be sent to each participant during February and August and more frequently if the Administrator so determines as to the value of their deferred compensation accounts as of the end of December and June, respectively.

     Section 15. Assignability. No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution.

     In the event of a participant's death without having an election under
Section 8 (B) in effect regarding payment of his account after death, the value of the participant's deferred compensation account shall be determined as of the Valuation Date coincident with or immediately following death and such amount shall be paid in a single payment to the participant's estate (a) the first January 15 or July 15 following such Valuation Date, or (b) if such payment cannot be made at the time specified in (a), it shall be made within 30 days after the participant's death. There shall be added to such payment, interest for the full calendar months elapsed following such Valuation Date to the payment date at the same annual rate credited to accounts invested in the Income Fund under the Profit Sharing Plan for the month of such Valuation Date.

     In the event of a participant's death after installment payments have commenced to be paid, the balance of the deferred compensation account shall be paid to the participant's estate.

     Section 16. Business Days. In the event any date specified herein falls on a Saturday, Sunday or legal holiday, such date shall be deemed to refer to the next business day thereafter.

     Section 17. Administration. The Plan shall be administered by the Vice President of the Company having responsibility for human resources (the "Administrator"). The Administrator shall have the authority to adopt rules and regulations for carrying out the plan, and interpret, construe and implement the provisions of the Plan.

     Section 18. Amendment. The Plan may at any time or from time to time be amended, modified or terminated by the Board of Directors or the Executive Committee of the Board of Directors of the Company. Upon termination the Administrator in his or her sole discretion may pay out account balances to participants. No amendment, modification or termination shall, without the consent of a participant, adversely affect such participant's accruals in his/her deferred compensation account.